                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                             Commission
                                          Only (as permitted by Rule
                                             14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12

                                CASE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement no.:

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     (3) Filing Party:

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     (4) Date Filed:

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

CASE CORPORATION LOGO
CASE CORPORATION
700 STATE STREET
RACINE, WISCONSIN 53404

April 17, 1998

Dear Stockholder:

You are cordially invited to attend the 1998 Annual Meeting of Stockholders which will begin at 9:00 a.m. on Wednesday, May 13, 1998. The meeting will be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin. The formal Notice of Meeting and Proxy Statement containing further information about the meeting are on the following pages.

The primary business of the meeting will be to elect directors for the coming year and to approve the selection of independent public accountants. We will also welcome Ronald Goldsberry as a new director nominee. Dr. Goldsberry has outstanding credentials and provides added outside perspective to our Board. In addition, we will review our 1997 performance and look ahead at 1998.

Case reached new levels of financial performance in 1997, setting records for both earnings and revenues. These results demonstrate the effectiveness of our operating strategy of combining growth and cost reduction actions to annually increase earnings within our goal of 10 to 15 percent. Our performance is the culmination of many achievements, several of which are outlined in the accompanying copy of our 1997 Annual Report.

Your vote at the meeting is important no matter how many shares you own. To ensure that your shares will be voted, please sign and date the enclosed Proxy/Voting Instruction Card and return it promptly in the accompanying envelope. You are encouraged to specify your choices on matters to be voted upon. However, it is not necessary to specify any choice if you wish to vote in accordance with the recommendations of the Board of Directors. I hope that you will be able to attend the meeting. If you do, you may vote your stock in person even though you have returned a card.

If you have any questions about the matters being voted upon or require assistance in completing your Proxy/ Voting Instruction Card, contact Bryan Kneeland in Investor Relations at 414/636-5390.

Very truly yours,

ROSSO SIG
Jean-Pierre Rosso
Chairman and Chief Executive Officer

                             CASE CORPORATION LOGO

                                CASE CORPORATION
                                700 State Street
                            Racine, Wisconsin 53404
                                 (414) 636-6011

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1998

To the Stockholders of Case Corporation:

     The Annual Meeting of Stockholders of Case Corporation will be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin, on Wednesday, May 13, 1998, at 9:00 a.m., local time, for the purpose of considering and voting upon:

     1. The election of a Board of Directors to serve until the next Annual Meeting and until their successors are elected and have qualified,

     2. The appointment of Arthur Andersen LLP as independent public accountants for the year 1998, and

     3. Such other matters as may properly come before the Annual Meeting.

     The close of business on March 23, 1998, has been fixed as the record date for determination of common stockholders entitled to notice of and to vote at the Annual Meeting. A list of these stockholders will be maintained and open for examination by any stockholder, for any purpose germane to the Annual Meeting, during regular business hours at the above address of the Corporation for ten days prior to the meeting.

                                            By order of the Board of Directors

                                                    RICHARD S. BRENNAN
                                                        Secretary

Racine, Wisconsin
April 17, 1998

                             CASE CORPORATION LOGO

                                CASE CORPORATION
                                700 State Street
                            Racine, Wisconsin 53404
                                 (414) 636-6011

                                PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 1998

     This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of Case Corporation ("Case" or the "Corporation") of proxies for use at the 1998 Annual Meeting of Stockholders of the Corporation to be held on May 13, 1998 and any adjournments thereof (the "Annual Meeting"). The Proxy Statement and accompanying Proxy/Voting Instruction Card ("Proxy") are first being sent to stockholders on or about April 17, 1998.

     Only common stockholders of record on the books of the Corporation at the close of business on March 23, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. Each of these stockholders will be entitled to one vote per share. There were outstanding at the close of business on the Record Date 74,412,068 shares of common stock of the Corporation ("Common Stock"). The presence in person or by Proxy of the holders of shares of Common Stock representing a majority of all outstanding shares of Common Stock entitled to vote will constitute a quorum. Votes cast in person or by Proxy will be tabulated by inspectors of election appointed for the Annual Meeting who will determine whether a quorum is present.

                      -----------------------------------
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     The Board of Directors has fixed the number of directors to be elected at nine, each of whom is to serve for a term to expire at the 1999 Annual Meeting of Stockholders and until a successor is duly elected and qualified. Mr. Dana G. Mead, a director of the Corporation since April 1994, retired from Case's Board on December 22, 1997.

     Unless authority is withheld in accordance with instructions on the Proxy, the persons named as proxies in the Proxy, or their substitutes, will vote for the following nominees for director, each of whom has been designated as such by the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, a Proxy may be voted for another person selected by the Board of Directors or the size of the Board of Directors may be reduced. Holders of the Proxies may also vote for fewer than nine nominees if, in the judgment of the Proxy holders, such action is necessary or desirable. Directors are elected by the affirmative vote of the holders of a plurality of the shares present, in person or by Proxy, and authorized to vote on the matter, with the result that votes withheld will not affect the outcome of an election.

     The following information, including age and principal occupation for the last five years, has been furnished by the respective nominees. All of the following nominees, except Dr. Goldsberry, are presently serving as members of the Corporation's Board of Directors.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                          FOR THE FOLLOWING NOMINEES:

Pei-Yuan Chia                PEI-YUAN CHIA                     DIRECTOR SINCE 1997
                             59, served as Vice Chairman of Citicorp, a global financial services company, and its principal subsidiary, Citibank,
                             N.A., between 1994 and 1996, where he headed its global
                             consumer business since 1992 and had added responsibility as the senior customer and government contact for Asia. Mr.
                             Chia became a director of Citicorp and Citibank in 1993,
                             retiring from those directorates and his Vice Chairman
                             positions in 1996. He is also a director of American
                             International Group, Inc. and Baxter International Inc.

Ronald E. Goldsberry         RONALD E. GOLDSBERRY              NEW DIRECTOR NOMINEE
                             55, Vice President and General Manager of Ford Motor
                             Company, a global manufacturer and marketer of automobiles, trucks and related parts and accessories, since 1994. He
                             previously served as Executive Director of Sales and Service
                             Strategies of Ford from 1990 to 1994 and General Manager of
                             Plastics and Trim Products from 1987 to 1990. Dr. Goldsberry is also a director of UNUM Corporation.

Jeffery T. Grade             JEFFERY T. GRADE                  DIRECTOR SINCE 1995
                             54, Chairman and Chief Executive Officer of Harnischfeger
                             Industries, Inc., a manufacturer of mining and
                             material-handling equipment and paper-making machinery,
                             since 1993. He previously served as President and Chief
                             Executive Officer of Harnischfeger from 1992 to 1993 and
                             President and Chief Operating Officer from 1986 to 1992. In addition to Harnischfeger, Mr. Grade is also a director of
                             Coeur D'Alene Mines Corporation and Measurex Corporation.

Thomas R. Hodgson            THOMAS R. HODGSON                 DIRECTOR SINCE 1997
                             56, President and Chief Operating Officer of Abbott
                             Laboratories, a global diversified health care products
                             company, since 1990. He joined Abbott in 1972, becoming
                             Executive Vice President and a director in 1985. In addition to Abbott, Mr. Hodgson is also a director of The St. Paul
                             Companies, Inc.

Katherine M. Hudson          KATHERINE M. HUDSON               DIRECTOR SINCE 1996
                             51, President, Chief Executive Officer and a director of
                             W.H. Brady Co., a manufacturer of coated films and
                             industrial products, since January 1994. Prior thereto, she was Vice President and General Manager of the Professional,
                             Printing and Publishing Imaging Division of Eastman Kodak
                             Company, which is engaged primarily in developing,
                             manufacturing, and marketing consumer and commercial imaging products, since 1991, and Chief Information Officer of that company from 1988 through 1991.

Gerald Rosenfeld         GERALD ROSENFELD                                             DIRECTOR SINCE 1994
                         51, Senior Managing Director of NationsBanc Montgomery Securities LLC, an investment banking firm, since April 1998. Prior to that time, he was a Managing Director and head of Investment
                         Banking of Lazard Freres & Co. LLC, an investment banking firm, from 1992 to 1998, and a
                         Managing Director and Group Head at Bankers Trust Securities Inc., an investment banking firm, from 1988 to 1992.

Jean-Pierre Rosso        JEAN-PIERRE ROSSO                                             DIRECTOR SINCE 1994
                         57, Chairman and Chief Executive Officer of the Corporation since October 1997. Prior thereto, he served as its Chairman, President and Chief Executive Officer since March 1996, and as its President and Chief Executive Officer from April 1994, when he joined the
                         Corporation. Prior to April 1994, Mr. Rosso was President of the Home and Building Control
                         business of Honeywell Inc., a producer of advanced technology products, since 1992 and served as President of that company's European operations from 1987 through 1991. He is a member of
                         The Business Roundtable. Mr. Rosso is also a director of ADC Telecommunications, Inc., Crown
                         Cork & Seal Company, Inc. and Inland Steel Industries, Inc. and its subsidiaries, Inland
                         Steel Company and Ryerson Tull, Inc.

Theodore R. Tetzlaff     THEODORE R. TETZLAFF                                        DIRECTOR SINCE 1994
                         54, Partner in the law firm of Jenner & Block, Chicago, since 1976 and Chairman of its
                         Executive Committee and Operations & Finance Committee since July 1997. Mr. Tetzlaff is also
                         General Counsel of Tenneco Inc., serving in that capacity since July 1992. He was formerly
                         Vice President, Legal and External Affairs, of Cummins Engine Company, Inc. from 1980 to
                         1982. Mr. Tetzlaff is also a director of Continental Materials Corp. and a Commissioner of
                         the Public Building Commission of Chicago.

Thomas N. Urban          THOMAS N. URBAN                                              DIRECTOR SINCE 1995
                         63, served as Chairman of the Board of Directors of Pioneer Hi-Bred International, Inc.,
                         which develops and markets hybrid and varietal seeds, from 1984 to 1996, as Chief Executive
                         Officer from 1981 to 1995, and as President from 1979 to 1981. Mr. Urban was also a Visiting
                         Professor at the Harvard Graduate School of Business Administration from August 1995 to March
                         1997. In addition to Pioneer, Mr. Urban is also a director of ING America Insurance Holdings,
                         Inc. and Sigma Aldrich Corporation.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1997, the Board of Directors held four meetings. Each director attended 75% or more of the aggregate meetings of the Board of Directors, and of the committees of the Board on which the director was assigned, during the time the director served.

     There are three standing committees of the Board of Directors, which have the following members, and the responsibilities and authority described below.

     Mr. Chia, Ms. Hudson, Mr. Rosenfeld and Mr. Urban serve as members of the Audit Committee of the Board of Directors. Ms. Hudson acts as Chairperson of the Committee. The Audit Committee has the responsibility, among other things, to
(i) recommend the selection of the Corporation's independent public accountants,
(ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and the independent public accountants the adequacy of the Corporation's basic accounting system and the effectiveness of the Corporation's internal audit plan and activities, (iv) review with management and the independent public accountants the Corporation's financial statements which are the subject of the independent public accountants' certification, (v) exercise general oversight over the Corporation's financial reporting process, (vi) review litigation and other legal matters that may affect the Corporation's financial condition, and
(vii) monitor compliance with the Corporation's business ethics and other policies. The Audit Committee met twice during 1997.

     Mr. Grade, Mr. Hodgson, Mr. Rosenfeld and Mr. Tetzlaff serve as members of the Compensation Committee of the Board of Directors. Mr. Rosenfeld acts as Chairperson of the Committee. The Compensation Committee has the responsibility, among other things, to (i) establish the salary rates of executive officers of the Corporation, (ii) examine periodically the compensation structure of the Corporation, (iii) administer the incentive and deferred compensation plans of the Corporation, and (iv) make recommendations to the Board of Directors concerning long-term plans for executive compensation. The Compensation Committee met four times during 1997. A subcommittee of the Compensation Committee, the Equity Committee, comprised of Messrs. Grade and Hodgson, has the responsibility of making stock option grants, stock awards and other equity-based awards pursuant to the Corporation's Equity Incentive Plan to officers of the Corporation that are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Equity Committee met twice during 1997.

     Mr. Grade, Ms. Hudson and Mr. Urban serve as members of the Nominating Committee of the Board of Directors. Mr. Urban acts as Chairperson of the Committee. The Nominating Committee has the responsibility, among other things, to (i) identify, with the direct input of the Chairman of the Board and the Chief Executive Officer, possible candidates to serve as non-employee directors of the Corporation in accordance with the guidelines and criteria set forth in the Corporation's Corporate Governance Guidelines, (ii) aid in attracting qualified candidates to serve as non-employee directors, (iii) assess the Board's performance annually as provided in the Guidelines, (iv) review, assess and make recommendations to the Board regarding the size and composition of the Board, and (v) have such other duties and exercise such other authority as may be provided in the Guidelines or as may be assigned to it from time to time by the Board. The Nominating Committee met twice during 1997.

     A stockholder may recommend to the Nominating Committee persons as potential nominees for director by submitting the names of such persons in writing to the Secretary of the Corporation.

     A stockholder may directly nominate persons for election to the Board of Directors if the stockholder submits such nomination, together with related information required by the Corporation's By-Laws, in writing to the Secretary of the Corporation not less than 50 days nor more than 75 days prior to the date of any annual meeting of stockholders; provided, however, that in the event that less than 65 days' notice or public disclosure of the date of the annual meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the close of business on the 15th day after the day on which such notice or public disclosure was given or made.

COMPENSATION OF DIRECTORS

     Directors who are salaried officers of the Corporation or of any of its subsidiaries do not receive any compensation for service as a director or a member of any committee of the Board of Directors. Pursuant to the Outside Directors' Equity Compensation Plan, outside directors are each paid an annual retainer fee of $28,000 (payable all in Common Stock or, if elected by the director, up to $14,000 in cash with the remainder in Common Stock), and an attendance fee of $1,000 plus expenses for each meeting of the Board of Directors and each committee meeting attended. In addition, each director who serves as a committee chair is paid an annual retainer fee of $4,000 (payable all in Common Stock or, if elected by the director, up to $2,000 in cash with the remainder in Common Stock), per committee chair held. Annual retainer fees and committee chair fees are paid on a quarterly basis on the last day of each plan year quarter. Any individual becoming or ceasing to be a director between annual meetings of stockholders will be paid such retainer fees and committee chair fees, if any, on a pro rata basis.

     Beginning with the 1998 Annual Meeting, directors may elect to defer all or a portion of their annual retainer fees and committee chair fees. If a director makes a deferral election, a number of stock equivalent units will be credited to the director's deferral account. The number of stock equivalent units credited will be determined by dividing the amount of fees that would have been paid to the director, but for the deferral election, by the fair market value of a share of Common Stock on the deferral election date. The Corporation will distribute the deferred amounts in a lump sum, in shares of Common Stock, at the time the director terminates service as a director. Stock equivalent units will not be credited with dividends and the directors will have no voting rights with respect to such stock equivalent units.

     On the date of each annual meeting of stockholders, each outside director receives an option to purchase 1,000 shares (1,500 shares beginning with the 1998 Annual Meeting) of Common Stock at a purchase price per share equal to the fair market value of Common Stock on the date of grant. Any individual becoming a director between annual meetings of stockholders will receive an option to purchase a pro rata portion of Common Stock, based on the date of such appointment, with an exercise price equal to the fair market value of Common Stock on the date of such appointment. These options will remain in effect for ten years after the date of grant (or, if earlier, six months after the date an individual ceases to be an outside director) and become exercisable three years after the date of grant (or, if earlier, in the case of options which have been outstanding for at least six months, on the date the individual ceases to be an outside director, unless such individual has been removed by the stockholders for cause). If a director ceases to serve in such capacity because of death or disability, then the options granted to that director will automatically vest and become exercisable for a six-month period.

                         ------------------------------
                                STOCK OWNERSHIP
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     At March 31, 1998, the number of shares of Common Stock and Cumulative Convertible Second Preferred Stock of the Corporation beneficially owned, with sole voting and investment power except as indicated, and the number of performance share units held by (i) each director, nominee and executive officer whose name is set forth in the Summary Compensation Table herein, and (ii) all directors, nominees and executive officers as a group were as follows:

-------------------------------------------------------------------------------------------------------
                                                    NUMBER OF SHARES AND
                                               NATURE OF BENEFICIAL OWNERSHIP
-------------------------------------------------------------------------------------------------------
                                                                 CUMULATIVE               NUMBER OF
                                               COMMON        CONVERTIBLE SECOND       PERFORMANCE SHARE
                                              STOCK(1)       PREFERRED STOCK(2)         UNITS HELD(3)
-------------------------------------------------------------------------------------------------------
DIRECTORS AND NOMINEES
Pei-yuan Chia.............................      1,381                  --                       --
Ronald E. Goldsberry......................         --                  --                       --
Jeffery T. Grade..........................        752                  --                       --
Thomas R. Hodgson.........................      1,381                  --                       --
Katherine M. Hudson.......................      1,156                  --                       --
Gerald Rosenfeld..........................      3,095                  --                       --
Jean-Pierre Rosso.........................    466,546              20,500                  137,000
Theodore R. Tetzlaff......................      4,773                  --                       --
Thomas N. Urban...........................      2,221                  --                       --
EXECUTIVE OFFICERS
Steven G. Lamb............................    194,845               5,000                   95,000
Theodore R. French........................    154,167               4,000                   73,000
Richard M. Christman......................    137,312               3,000                   18,000
Richard S. Brennan........................     30,000                  --                       --
All directors, nominees and executive
  officers as a group.....................    997,629              32,500                  323,000
-------------------------------------------------------------------------------------------------------

(1) Excludes shares of Common Stock into which the Corporation's Cumulative Convertible Second Preferred Stock (described below) may currently be converted. Includes 386,410 shares, 160,766 shares, 130,100 shares, 124,898 shares, 28,000 shares and 832,174 shares for Messrs. Rosso, Lamb, French, Christman, Brennan and all directors, nominees and executive officers as a group, respectively, with respect to which such persons have the right to acquire beneficial ownership through the exercise of stock options which are vested or will become vested within 60 days of March 31, 1998 under the Corporation's Equity Incentive Plan. The percent of the class of Common Stock owned by each director, nominee and executive officer was less than 1%, and the percent owned by all directors, nominees and executive officers as a group was 1.3%.

(2) These non-voting shares, each of which is convertible into 2.2883 shares of Common Stock, are held under the Corporation's Equity Incentive Plan. Messrs. Rosso, Lamb, French, Christman and all directors, nominees and executive officers as a group own 54.7%, 13.3%, 10.7%, 8.0% and 86.7%, respectively, of the Corporation's Cumulative Convertible Second Preferred Stock.

(3) The performance share units are described in footnote (1) to the Long-Term Incentive Awards Table on page 10 hereof. Messrs. Rosso, Lamb, French and Christman and all directors, nominees and executive officers as a group hold 26.6%, 18.4%, 14.2%, 3.5% and 62.7% respectively, of the Corporation's performance share units.

     As of March 31, 1998, no director or executive officer owned any of the Corporation's Series A Cumulative Convertible Preferred Stock.

OTHER STOCK OWNERSHIP

     At March 31, 1998, the companies named below were the only persons known by the Corporation to be beneficial owners of five percent or more of shares of Common Stock:

-------------------------------------------------------------------------------------------------
                    NAME AND ADDRESS OF                        NUMBER OF SHARES        PERCENT OF
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED         CLASS
-------------------------------------------------------------------------------------------------
FMR Corp.(1)................................................      9,694,406              12.88%
  82 Devonshire Street
  Boston, MA 02109
-------------------------------------------------------------------------------------------------
Morgan Stanley, Dean Witter, Discover & Co.(2)..............      5,479,935               7.30%
  1585 Broadway
  New York, NY 10036
-------------------------------------------------------------------------------------------------
The Prudential Insurance Company of America(3)..............      5,475,046               7.29%
  751 Broad Street
  Newark, New Jersey 07102
-------------------------------------------------------------------------------------------------
Wellington Management Company, LLP(4).......................      7,647,711              10.18%
  75 State Street
  Boston, MA 02109
-------------------------------------------------------------------------------------------------

(1) FMR Corp., on behalf of itself, Fidelity Management & Research Company, Fidelity Magellan Fund, Fidelity Management Trust Company, Fidelity International Limited and Edward C. Johnson 3d, reported aggregate sole voting power as to 614,946 shares and sole investment power as to 9,694,406 shares. Information with regard to FMR Corp. is based solely on a Schedule 13G, dated February 9, 1998, containing information as of December 31, 1997.

(2) Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley"), on behalf of itself and Miller, Anderson & Sherrerd, LLP, reported aggregate shared voting power as to 4,044,256 shares and shared investment power as to 4,510,356 shares. Information with regard to Morgan Stanley is based solely on a Schedule 13G, dated February 10, 1998, containing information as of December 31, 1997.

(3) The Prudential Insurance Company of America ("Prudential") reported sole voting and investment power as to 703,600 shares, shared voting power as to 4,434,646 shares and shared investment power as to 4,771,446 shares. Information with regard to Prudential is based solely on a Schedule 13G, dated February 10, 1998, containing information as of December 31, 1997. Jennison Associates Capital Corp. ("Jennison"), a wholly-owned subsidiary of Prudential, also reported beneficial ownership of 4,184,460 of the 5,475,046 shares reported as beneficially owned by Prudential, with sole voting power as to 825,900 shares, shared voting power as to 3,098,460 shares, and shared investment power as to 4,184,460 shares. Information with regard to Jennison is based solely on a Schedule 13G, dated February 12, 1998, containing information as of December 31, 1997.

(4) Wellington Management Company, LLP ("WMC") reported shared voting power as to 223,888 shares and shared investment power as to 7,647,711 shares. WMC also reported that shares beneficially owned by it are owned of record by clients of WMC, including Vanguard/Windsor Funds, Inc. ("Vanguard/ Windsor"), which have the right to receive, or the power to direct the receipt of, dividends from Common Stock. Vanguard/Windsor also reported beneficial ownership of 7,242,500 of the 7,647,711 shares reported as beneficially owned by WMC, with sole voting power and shared investment power. Information with regard to WMC is based solely on a Schedule 13G, dated February 10, 1998, containing information as of December 31, 1997; and information with regard to Vanguard/Windsor is based solely on a Schedule 13G, dated February 9, 1998, containing information as of December 31, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-ten-percent shareholders also are required by rules promulgated by the

SEC to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of Section 16(a) forms furnished to the Corporation, and certain written representations received by the Corporation from reporting persons indicating that no other reports were required, the Corporation has determined that no reporting persons failed to file Section 16(a) forms on a timely basis for 1997.

                 ----------------------------------------------
                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the remuneration paid by the Corporation for services rendered by its Chairman and Chief Executive Officer and each of its four other most highly compensated executive officers during 1997 for the years indicated.

-----------------------------------------------------------------------------------------------------------------------------
                                                                                          LONG-TERM
                                                  ANNUAL COMPENSATION                COMPENSATION AWARDS
                                                                     OTHER         RESTRICTED    SECURITIES
            NAME AND                                                ANNUAL           STOCK       UNDERLYING      ALL OTHER
       PRINCIPAL POSITION        YEAR    SALARY     BONUS(1)    COMPENSATION(2)   AWARDS($)(3)   OPTIONS(#)   COMPENSATION(4)
-----------------------------------------------------------------------------------------------------------------------------
Jean-Pierre Rosso............... 1997   $800,004   $1,210,539      $133,447        $  --          221,310        $145,605
  Chairman and Chief             1996    700,008    1,283,333        81,974         1,337,500      75,000          81,067
  Executive Officer              1995    638,760      699,900       224,430           850,000      75,000          32,753
Steven G. Lamb.................. 1997    515,004      677,280       188,307           --          150,000          80,289
  President and Chief            1996    439,375      466,667       474,116           535,000      20,000          15,450
  Operating Officer              1995    366,739      350,000       382,889           425,000      27,000          11,271
Theodore R. French.............. 1997    391,252      416,788        51,792           --          120,000          53,890
  President, Financial Services, 1996    314,500      320,000       110,024           535,000      15,000          14,056
  and Chief Financial            1995    265,264      296,660         6,338           425,000      23,000          12,459
  Officer
Richard M. Christman............ 1997    300,000      196,648        46,670           --           30,000         115,054
  Senior Vice President          1996    259,008      169,125        33,581           171,200       6,800          36,176
                                 1995    250,017      252,979        10,844           136,000      64,800          15,749
Richard S. Brennan.............. 1997    320,000      130,000       --                --            3,000         --
  General Counsel                1996    309,000      100,000       --                 53,500       3,000         --
  and Secretary                  1995    262,500      100,000       --                --           28,000         --
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes the value of shares received pursuant to a program of the Corporation which permits participants to exchange all or a portion of their annual cash bonus for shares of Common Stock equal in value to 133 1/3% of the foregone cash award. Shares awarded under such program during 1997 were subject to a forfeiture provision and a restriction on disposition for twelve months, and during 1996 and 1995 were subject to a restriction on disposition for six months. Pursuant to the program, Messrs. Rosso, Lamb, French and Christman exchanged $520,000, $510,000, $50,000 and $61,600 of cash bonus, respectively, in 1997, and exchanged $550,000, $200,000, $60,000 and $12,375 of cash bonus, respectively, in 1996; and Messrs. Rosso, French and Christman exchanged $300,000, $20,000 and $60,000 of cash bonus, respectively, in 1995.

(2) Includes (i) during 1997: for Mr. Rosso, $35,534 in family benefits and $31,781 in reimbursement for certain taxes; for Mr. Lamb, $146,660 in reimbursement for certain taxes; and for Mr. Christman, $34,949 in reimbursement for certain taxes; (ii) during 1996: for Mr. Rosso, $25,379 in family benefits and $26,015 in reimbursement for certain taxes; for Mr. Lamb, $161,494 in relocation expenses and $121,465 in reimbursement for certain taxes; for Mr. French, $55,329 in relocation expenses and $35,049 in reimbursement for certain taxes; and for Mr. Christman, $14,152 in reimbursement for certain taxes; and (iii) during 1995: for Mr. Rosso, $27,197 in family benefits, $44,716 in membership dues and $118,508 in reimbursement for certain taxes; for Mr. Lamb, $94,770 in relocation expenses and $18,738 in reimbursement for certain taxes; and for Messrs. French and Christman, respectively, $6,338 and $10,844 in reimbursement for certain taxes.

(3) The amounts disclosed for 1996 and 1995 are based on the total number of shares of restricted Common Stock awarded under the Corporation's Equity Incentive Plan and the closing price per share of Common

    Stock on the date of the grant. Dividends will be paid on all restricted shares of Common Stock held by each individual. The holdings of unvested restricted stock, including the performance share units described in footnote (1) to the Long-Term Incentive Awards Table on page 10 hereof, as of December 31, 1997, are: for Messrs. Rosso, Lamb, French, Christman and Brennan, 182,000, 115,000, 93,000, 24,400 and 1,000 shares of Common Stock, respectively. The aggregate value of the unvested restricted shares and performance share units held at December 31, 1997, for each of the named executive officers, based on the closing price of $60.44 per share for Common Stock on such date (as reported on the New York Stock Exchange Composite Tape), for Messrs. Rosso, Lamb, French, Christman and Brennan was $11,000,080, $6,950,600, $5,620,920, $1,474,736 and $60,440, respectively.

(4) Includes amounts contributed or deferred pursuant to the Corporation's ERISA Excess Plan and/or Retirement Savings Plan during 1997, 1996 and 1995 for the accounts of Messrs. Rosso, Lamb, French and Christman of $120,968, $59,581, $9,240; $74,655, $11,106, $9,000; $48,844, $10,202, $9,240; and
    $113,821, $34,998, $14,657, respectively; and amounts imputed as income for federal income tax purposes under the Corporation's group life insurance plan during 1997, 1996 and 1995 for Messrs. Rosso, Lamb, French and Christman of $24,637, $21,486, $23,513; $5,634, $4,342, $2,271; $5,046,
    3,854, $3,219; and $1,233, $1,178, $1,092, respectively.

OPTION GRANTS IN 1997

     The following table sets forth the number of shares of Common Stock subject to stock options that were granted during 1997 to the persons named in the Summary Compensation Table, and the potential realizable value of such options assuming a 5% and 10% compounded appreciation in the market value of Common Stock over the term of the option grants.

-----------------------------------------------------------------------------------------------------------------------
                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                    NUMBER OF     % OF TOTAL                                    ANNUAL RATES OF STOCK
                                      SHARES       OPTIONS                                     PRICE APPRECIATION FOR
                                    UNDERLYING    GRANTED TO    EXERCISE OR                        OPTION TERM(4)
                                     OPTIONS      EMPLOYEES      BASE PRICE     EXPIRATION    -------------------------
              NAME                   GRANTED       IN 1997      PER SHARE(3)       DATE           5%            10%
-----------------------------------------------------------------------------------------------------------------------
Jean-Pierre Rosso                    210,000(1)     20.1%         $60.1875      5/13/2007     $7,948,835    $20,143,909
                                      11,310(2)      1.1%          62.8790      8/17/2004        293,132        684,496
Steven G. Lamb                       150,000(1)     14.4%          60.1875      5/13/2007      5,677,739     14,388,506
Theodore R. French                   120,000(1)     11.5%          60.1875      5/13/2007      4,542,191     11,510,805
Richard M. Christman                  30,000(1)      2.9%          60.1875      5/13/2007      1,135,548      2,877,701
Richard S. Brennan                     3,000(1)      0.3%          55.8750      1/25/2008        139,718        324,707
-----------------------------------------------------------------------------------------------------------------------

(1) Consists of performance stock options for Common Stock granted under the Corporation's Equity Incentive Plan. The performance stock options automatically become exercisable seven years from the grant date (January 26, 2002 for Mr. Brennan). Subject, in each case, to the individual's continued employment with the Corporation, exercisability of such options may be accelerated to three years from the grant date (January 26, 2000 for Mr. Brennan), or quarterly thereafter, upon the attainment of specified increases in the market value of Common Stock, plus dividends, expressed in the form of an annual compound growth rate, which is measured from the closing price of Common Stock on the day preceding the grant date. Exercisability of such options may also be accelerated upon death, retirement at age 65 or older, or total disability if such event occurs at least six months after the grant date. Under certain circumstances the options may become exercisable upon a Change-in-Control of the Corporation. The performance stock options provide that a grantee who delivers shares of Common Stock to pay the option exercise price will be granted, upon such delivery and without any further action by the Corporation, an additional option (a "Reload Stock Option") to purchase the number of shares so delivered. These Reload Stock Options are granted at fair market value on the grant date, become exercisable six months from the grant date and expire coincident with the options they replace. Grantees are limited to two Reload Stock Options in any calendar year and a total of ten Reload Stock Options. As a condition to receiving the performance stock options, each executive officer had to execute a Confidentiality and Non-Competition Agreement.

(2) Represents a Reload Stock Option granted on July 21, 1997 under the Corporation's Equity Incentive Plan.

(3) All options were granted at fair market value on the date of grant.

(4) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the assumed 5% and 10% annual appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of Common Stock. No gain to the optionee is possible without a price increase in the shares underlying the respective options. To realize the potential values set forth in the 5% and 10% columns of this table, the per share market price of Common Stock would be, in each case, 41% and 96%, respectively, above the exercise or base price of the options.

AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

     The following table sets forth the shares of Common Stock acquired and the value realized on the exercise of options during 1997 and the number and value of unexercised stock options for Common Stock held, as of December 31, 1997, by the persons named in the Summary Compensation Table.

------------------------------------------------------------------------------------------------------------------------------
                                                                   NUMBER OF SHARES                  VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                            NUMBER OF                              OPTIONS HELD AT                         HELD AT
                             SHARES                               DECEMBER 31, 1997                  DECEMBER 31, 1997(1)
                           ACQUIRED ON        VALUE         ------------------------------------------------------------------
          NAME              EXERCISE         REALIZED       EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
Jean-Pierre Rosso            100,000        $4,385,556        375,100           296,310         $13,263,506       $  841,563
Steven G. Lamb                60,000         2,747,700        190,766           168,334           7,298,418          218,651
Theodore R. French            63,000         2,654,266        170,100           135,000           6,524,444          187,813
Richard M. Christman          50,000         2,316,280        124,898            86,802           4,891,712        1,941,570
Richard S. Brennan            --                --              3,000            31,000              42,125          967,138
------------------------------------------------------------------------------------------------------------------------------

(1) Based on the closing stock price for Common Stock on December 31, 1997 of $60.44 per share.

LONG-TERM INCENTIVE AWARDS IN 1997

     The following table sets forth information concerning the performance share units awarded under the Corporation's Equity Incentive Plan during 1997 to the persons named in the Summary Compensation Table.

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    ESTIMATED FUTURE PAYOUTS
                                                                               PERFORMANCE OR       UNDER NON-STOCK
                                                           NUMBER OF            OTHER PERIOD        PRICE-BASED PLANS
                                                         SHARES, UNITS             UNTIL            -------------------------
                                                            OR OTHER           MATURATION OR        THRESHOLD        MAXIMUM
                         NAME                             RIGHTS(#)(1)             PAYOUT              (#)             (#)
-----------------------------------------------------------------------------------------------------------------------------
Jean-Pierre Rosso                                           137,000              1997-2004            27,400         137,000
Steven G. Lamb                                               95,000              1997-2004            19,000          95,000
Theodore R. French                                           73,000              1997-2004            14,600          73,000
Richard M. Christman                                         18,000              1997-2004             3,600          18,000
Richard S. Brennan                                          --                     --                  --              --
-----------------------------------------------------------------------------------------------------------------------------

(1) Consists of performance share units awarded under the Corporation's Equity Incentive Plan. Upon vesting, the performance share units are converted into an equal number of shares of Common Stock. The performance share units awarded to the Corporation's executive officers vest, if at all, subject to the condition of the individual's continued employment with the Corporation, upon attainment of specified increases in the market price of Common Stock, plus dividends, expressed in the form of an annual compound growth rate, which is measured from the closing price of Common Stock on the day preceding the grant date. Except as described below, no performance share units awarded to an executive officer can vest until May 2000, after which the performance share units vest, if at all, on a quarterly basis until May 2004. The individual becomes fully vested in all performance share units upon death, retirement at age 65 or older, or total disability, if such event occurs at least six months after the grant date. Under certain circumstances, the performance share units vest upon a Change-in-Control of the Corporation. All unvested performance share units described in this column shall be forfeited in May 2004. As a condition to receiving the performance share units, each recipient had to execute a Confidentiality and Non-Competition Agreement.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     On March 20, 1997, the Corporation and Mr. Rosso amended and restated his employment agreement. The principal provisions of the amended and restated employment agreement included (i) a base annual salary for 1997 of $800,000, subject to future increases as approved by the Compensation Committee; (ii) an annual target bonus which relates to 1996 and subsequent years of not less than base annual salary; (iii) an annual target value of stock awards aggregating not less than $1 million; (iv) non-cash compensation and qualified/welfare benefits generally provided to the Corporation's senior executive officers, financial and estate planning benefits, reimbursement for certain educational expenses of his children and a country club membership; (v) minimum pension guarantees of benefits no less than those which would have been provided by a former employer; and (vi) severance benefits of three times his base salary if his employment is terminated within four years of April 1, 1994 (two times his base salary if terminated thereafter), other than for death, disability or the gross neglect of his duties. If Mr. Rosso resigns voluntarily or retires, he will not be entitled to the severance benefits unless he voluntarily terminates after (a) there is a material reduction or material adverse alteration in the nature of his position, responsibilities or authorities (including the failure to elect and continue to elect Mr. Rosso to the Corporation's Board of Directors); (b) there is a material reduction in his compensation or benefits; (c) he becomes the holder of a lesser office or title; or (d) his job is relocated to a location which is more than 50 miles from the Corporation's present location. In the event he receives severance, the Corporation will continue to provide him with all the same benefits as in effect prior to termination, his stock options (including options of Tenneco Inc. ("Tenneco"), the former parent of the Corporation) will vest on the date of termination, and he will be paid the value of any restricted stock (including Tenneco restricted stock) which he forfeits. In addition, the severance benefit will be included in calculating his minimum pension guarantees. The employment agreement also provides that if any options (including Tenneco options) granted to Mr. Rosso are forfeited upon termination of his employment with the Corporation, he will receive from the Corporation a payment equal to the amount by which the fair market value of Common Stock exceeds the exercise price of such forfeited options. On December 10, 1997, the Corporation's Board of Directors approved an increase in Mr. Rosso's base annual salary to $850,000 effective January 1, 1998. On March 5, 1997, the Board authorized the establishment of a trust, the assets of which shall be subject to the Corporation's general creditors, for the purpose of assisting the Corporation in meeting certain unfunded obligations of the Corporation, including the minimum pension guarantee under Mr. Rosso's employment agreement and certain other obligations under the Corporation's Deferred Compensation Plan.

     On March 15, 1996, the Board of Directors authorized the Corporation to enter into Change-in-Control Agreements (the "Severance Agreements") with Messrs. Rosso, Lamb and French. The Severance Agreements will provide severance benefits in the event the executive's employment is terminated by the Corporation for any reason other than cause or by the executive for "good reason" within 12 months following a Potential Change-in-Control or within 36 months following a Change-in-Control, as each such term is defined below. In addition, the Severance Agreements provide severance benefits if the executive voluntarily terminates employment during the 90-day period commencing on the first anniversary of a Change-in-Control. Upon an eligible termination of employment, the executive is entitled to a lump sum cash payment equal to three times his annual base salary, plus an amount equal to three times the greatest of (i) his bonus for the preceding year, (ii) the target bonus for the year of termination, or (iii) the bonus which would otherwise be payable to the executive for the year of termination, plus an amount equal to three times the amount of the Corporation's contribution to the Case Corporation Retirement Savings Plan for the calendar year preceding the year of termination. The executive is also entitled to 36 months of continuing medical insurance, disability income protection, life insurance coverage and death benefits, and perquisites. The Severance Agreements also provide that vesting of all stock awards will accelerate upon a Change-in-Control. If such acceleration is not permitted under the terms of the plans pursuant to which such stock awards were made, and the executive forfeits the award following the Change-in-Control, the executive will receive the value of the forfeited award in cash. If payments under the Severance Agreements would cause the executive to be subject to excise taxes under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the executive will be entitled to an additional payment from the Corporation in the amount of such excise taxes, plus an amount equal to any taxes arising by reason of the additional payment. Mr. Rosso will also be entitled to an additional three years of service in determining the minimum pension guarantee provided under his employment agreement. To the extent that Mr. Rosso receives severance benefits under a Severance Agreement, such benefits will be in lieu of the severance benefits otherwise payable under Mr. Rosso's employment agreement.

     Generally, for purposes of the Severance Agreements, a "Change-in-Control" will be deemed to occur (i) upon the acquisition of 25% or more of the Corporation's voting power or outstanding stock by any party (other than certain related parties), (ii) upon a tender offer pursuant to which the person making the offer owns or has accepted for payment 25% or more of the total voting power of the Corporation's stock, three business days before any such offer is to terminate (unless the offer is withdrawn first) or such person could own, by the terms of the offer plus any shares owned by such person, 50% or more of such total voting power when the offer terminates, (iii) if the Corporation's stockholders approve a merger or consolidation of the Corporation with any other company (unless the Corporation's voting stock continues to represent more than 70% of the combined voting power of the Corporation's or surviving entity's voting stock, or the Corporation's directors continue to constitute at least 50% of the directors of the surviving entity immediately after the merger or consolidation), or (iv) if during any consecutive two-year period, the Board consists of a majority of directors whose nomination for election was not approved by at least two-thirds of the directors then in office who were directors at the beginning of the two-year period or whose nomination was so approved. A "Potential Change-in-Control" will be deemed to occur if (i) any person who is the beneficial owner of 9.5% or more of the voting power of the Corporation's outstanding securities increases its beneficial ownership by 5% or more of the voting power of the Corporation's outstanding securities over the percentage owned on the agreement date, (ii) a tender offer is made for 25% or more of the total voting power of the Corporation's stock, (iii) any person makes a solicitation of proxies for the election of directors who have not been recommended by the Corporation, (iv) the Corporation enters into negotiations with respect to a transaction which would upon consummation constitute a Change-in-Control, or (v) the Board adopts a resolution to the effect that a Potential Change-in-Control has occurred for purposes of the Severance Agreement.

     An executive may terminate employment for "good reason" if (i) there is a significant change in the nature or scope of his duties or a breach by the Corporation of any other provision of the Severance Agreement, (ii) his office is relocated to a location which is more than 50 miles from the location of his present office, (iii) the executive reasonably determines that, as a result of the Change-in-Control and circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, power, function or duties associated with his position prior to the Change-in-Control or Potential Change-in-Control, as applicable, or (iv) the Corporation fails to obtain a satisfactory agreement from any successor to assume and perform the Severance Agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Consistent with Case Corporation's primary objective of long-term maximization of stockholder value, Case has achieved outstanding stock price appreciation for its stockholders since becoming a public company. The Compensation Committee of the Board of Directors has developed executive compensation policies and programs that adhere to this key objective and are clearly aimed at increasing stockholder value. The Compensation Committee is comprised of four outside directors who are also strongly committed to implementing and administering Case's executive compensation programs in an effective manner.

Governing Principles

     In overseeing the Corporation's executive remuneration program, the Committee bases the program on several principles, as set forth below.

     - Place High Portion at Risk -- The Corporation's executive compensation programs are strongly linked to measured financial performance and place a significant portion of compensation at risk. Approximately three-fourths of executives' total compensation is at risk in the form of incentive compensation tied to performance.

     - Emphasize Stockholder Value Objective -- The majority of at-risk compensation is comprised of long-term, equity-based programs which serve as the cornerstone of Case's executive compensation program. Consistent with this principle, an executive's net worth depends heavily on appreciation in the value of the Corporation's stock over the long term. Also, executives are required to own stock valued at one-half to four times base salary, depending on responsibility level.

     - Pay Competitively for Results -- The compensation offered by the Corporation is designed to be competitive with other manufacturing companies, as well as high-performing companies. Long-term incentive opportunities are emphasized which reinforce stockholder value creation and a high performance culture.

     - Develop and Retain Leadership -- To assist the Board of Directors in identifying and retaining key leadership, the Committee also works to identify knowledgeable executives who demonstrate the ability to deliver results that increase stockholder value. Continued development and retention of current and future leadership is an integral part of the overall Case compensation strategy.

     Executive compensation is also based on performance against non-financial objectives. Executive officers are expected to uphold the fundamental principles embodied in the Corporation's Strategic Framework and its Statement of Business Conduct. These principles primarily include a commitment to integrity, development of a diverse organization, customer focus and continuous quality improvement. In upholding these non-financial objectives, executives not only contribute to their own success, but also to the success of the Corporation's business, employees, stockholders, and the communities in which those individuals live and work.

Compensation Overview and Components

     In determining the amount of compensation for the Chief Executive Officer and other executives, the Compensation Committee reviews detailed competitive compensation information provided by independent consultants specializing in executive compensation. This includes comprehensive surveys for two Comparator Groups, the Peer Group and High Performing Group, as well as specific information for key direct competitors. The Peer Group consisted of 24 manufacturing companies with median (50th percentile) annual revenues approximately equal to Case. These companies were chosen because they operate in a business similar to Case's and compete for similar types of executives. The High Performing Group consisted of 23 manufacturing companies with an exceptional history of financial performance which compares to Case's strong performance since becoming a public company.

     The survey data above is supplemented with other data sources to assist with the verification of results and benchmarking of best practices. Some of the companies that comprise the above Comparator Groups are included in the published industry index in the Stock Performance Graph included in this Proxy Statement. The Compensation Committee believes the Corporation's competitors for executive talent extend beyond the companies included in the published industry index established for comparing stockholder returns.

     The key elements of Case's executive compensation program are base salary, annual incentives, and long-term incentives. Each is addressed separately below.

Base Salaries

     Base salary levels are established annually based on a review of salary levels for executives in the external benchmarks described above. The Corporation attempts to establish base salaries at the median of the Peer Group. Since the Corporation's initial public offering, overall competitiveness for a sample of executive positions has grown close to the median.

     Annual increases to base salaries result generally from an individual executive performing in accordance with the Corporation's Performance Alignment Process, as well as market movements. The Performance Alignment Process establishes individual work assignments, detailed goals and priorities, and expected leadership behaviors that contribute directly to the achievement of the Corporation's strategic business plan and annual operating plan. The average merit increase made in January 1998 for executives (excluding the Chief Executive Officer) was 4.1 percent, which was consistent with industry averages.

     Additionally, as base salary levels in the marketplace are strongly aligned with responsibility level, it is important to note that as plans for top leadership stability continue to evolve and as the Corporation continues to grow, the responsibilities of a number of positions (e.g., Chairman and Chief Executive Officer; President and Chief Operating Officer; and President, Financial Services, and Chief Financial Officer) increase greatly.

Compensation changes during the last year reflect the result of changing responsibilities, primarily for these key positions.

Annual Incentives

     The Compensation Committee administers the Executive Compensation Plan, which awards annual performance-based compensation in relation to the achievement of targeted corporate performance goals established at the beginning of the year. For 1997, the financial performance targets were based on the achievement of Corporate Economic Value Added (EVA) and, at the Business Unit level, operating net income and operating cash flow goals. EVA is defined as net operating earnings after taxes, less the cost of capital. This measure is one of several used to focus executive accountability on the continuous improvement of stockholder value and the efficient use of capital, while it strengthens the Corporation's culture of ownership. The resulting target bonus levels are intended to provide the opportunity to earn annual cash pay in the mid-range of the Peer Group, provided performance is at an expected level. Individual bonuses may be above or below this level, depending upon performance.

     At the end of the year, the Compensation Committee approved bonus awards for executive officers based on the degree of achievement with the target performance goals and judgments regarding each executive officer's individual performance and contribution to achieving corporate-wide goals. The Committee also reviewed aggregate bonuses under the Executive Compensation Plan. Bonus awards for executives (excluding the Chief Executive Officer) averaged 130 percent of their respective target award levels.

     To further promote the Corporation's philosophy of executive stock ownership, executives can elect to receive all or a part of earned bonuses in shares of Common Stock (subject to forfeiture upon voluntary termination or for cause for one year), discounted from the fair market value by 25 percent. Approximately 42 percent of the executives made an election to convert some portion of their bonus into Common Stock.

Long-Term Incentives

     Long-term stock-based incentives comprise the largest portion of the value of an executive's total compensation package and serve as the cornerstone of the Corporation's executive compensation program. The Compensation Committee believes that long-term incentives align executive interests with those of stockholders, encourage retention of experienced personnel and create appropriate incentives to maximize stockholder value.

     Factors considered in determining actual individual award levels include an executive's level of responsibility, salary, historical award data, individual performance, career potential, and stock ownership position in addition to compensation practices at comparator companies. The targeted amount of annual long-term incentives awarded by the Corporation to its executives is at the median of the Peer Group with individual award guidelines structured to provide 75th percentile or higher awards to high performing and/or high potential executives.

     In 1997, Case's traditional long-term incentives of restricted stock and stock options were replaced with performance share units and performance stock options. This change was intended to reinforce stockholder value creation and a pay-for-performance philosophy. Performance share units and performance stock options are similar to restricted stock and stock options except that the awards may be earned based solely on the achievement of stretch performance goals or on a combination of achievement of stretch performance objectives and continued service, as opposed to vesting tied only to continued service under traditional restricted stock and stock options.

     Combination awards of performance share units and performance stock options were made in 1997 to executive officers (with the exception of Mr. Brennan) in an effort to support the continuing creation of stockholder value, the achievement of the Corporation's strategic objectives, and the retention of the continued services of top leadership.

     The performance share unit awards to these executive officers have a seven-year term and a minimum three-year waiting period (subject to limited exceptions for retirement at age 65 or older, death, total disability or a Change-in-Control of the Corporation) before any shares may be vested. These awards are subject to automatic forfeiture, in whole or in part, if Total Shareholder Return targets are not met within seven years from the date of grant. To the extent the target Total Shareholder Return is not achieved, the full award will not be earned; there is no provision for eventual vesting based on continued service alone.

     The performance stock option awards to these executive officers were made at the fair market value on the date of grant and have a ten-year term. The option awards are subject to the same performance vesting terms and provisions as the performance share unit awards. The performance stock option awards will vest, however, by continued service seven years after grant, which is intended to lessen the financial impact of the awards to the Corporation.

     Mr. Brennan was awarded performance stock options in 1997 which were similar to those awarded to other executive officers except that the minimum waiting period for vesting is two years instead of three, and the award will vest based on continued service in four years rather than seven.

Stock Ownership

     As mentioned in the Governing Principles earlier, the Compensation Committee believes that tying the interests of executives to those of the stockholders results in enhanced stockholder value. In keeping with this principle, the Committee has established stock ownership guidelines which require each executive officer to retain a multiple of their base salary in shares of Common Stock. Higher levels of management employees are required to maintain a larger multiple. Executive officers were required to own 50 percent of their specified multiple by December 1997, and are required to own 75 percent by December 1998 and 100 percent by December 1999. The Compensation Committee periodically reviews the guidelines for appropriateness relative to external considerations, as well as current ownership levels relative to the guidelines.

Chief Executive Officer Compensation

     Mr. Rosso's compensation was determined consistent with the principles laid out above. Overall, the Compensation Committee believes that the Corporation's performance for 1997 was excellent due to its record earnings, 11% sales growth, and a 14% increase in earnings per share. Actual financial performance exceeded goals set at the beginning of the year.

     Given the Corporation's performance under his capable and effective leadership, Mr. Rosso was paid a base salary of $800,000 in 1997 and received an annual bonus of $1,040,000. Mr. Rosso elected to receive 50 percent of his 1997 bonus in Common Stock, discounted by 25 percent from the fair market value in accordance with the Corporation's Equity Incentive Plan. This election resulted in 11,093 shares of Common Stock which are subject to forfeiture for one year. Mr. Rosso's performance share unit award and performance stock option grant for 1997 as previously described are consistent with his employment contract and are designed to provide him with an additional incentive to enhance stockholder value and continue to effectively lead the Corporation.

     In order to encourage continued stock ownership by the Corporation's Chief Executive Officer, Mr. Rosso's stock ownership multiple is equal to four times his base salary. The amount of stock Mr. Rosso actually owns far exceeds his current target.

Policy With Respect to the $1 Million Deduction Limit

     Section 162(m) of the Code limits the Corporation's deduction for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers to $1 million unless certain requirements are met. The policy of the Corporation and the Board Committees having compensation responsibilities is to establish and maintain a compensation program which will optimize the deductibility of compensation. The Corporation, however, reserves the right to authorize compensation which may not, in a specific case, be fully deductible by the Corporation to recognize individual achievement or to assure payment of compensation which is competitive in the marketplace.

Conclusion

     The Compensation Committee believes these executive compensation policies and practices effectively serve the interest of stockholders and the Corporation. The various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to continue to contribute to the Corporation's overall future success, thereby increasing the value of the Corporation for the stockholders' benefit.

     We will continue to monitor the effectiveness of the Corporation's total compensation program to meet the ongoing needs of the Corporation.

                                         COMPENSATION COMMITTEE

                                         Gerald Rosenfeld, Chairperson
                                         Jeffery T. Grade
                                         Thomas R. Hodgson
                                         Theodore R. Tetzlaff

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1, 1997 to May 14, 1997, the Corporation's Compensation Committee consisted of Messrs. Andrews, Grade, Rosenfeld and Tetzlaff. On the latter date Mr. Andrews retired from the Corporation's Board and from all Board committees on which he then served. Mr. Hodgson became a member of the Corporation's Compensation Committee at that time. None of Messrs. Andrews, Grade, Hodgson, Rosenfeld or Tetzlaff was or has been an officer or employee of the Corporation or any of its subsidiaries.

     Except as set forth below, there were no interlocks or insider participation with other companies within the meaning of the SEC's proxy rules during 1997.

     During 1997, the Corporation and its subsidiaries engaged the law firm of Jenner & Block for legal services. Mr. Tetzlaff, a director of the Corporation, is a partner of Jenner & Block. The Corporation intends to engage Jenner & Block for similar services during 1998. Pursuant to an agreement with the Corporation, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities as a director of the Corporation and will not receive from Jenner & Block any part of the fees paid by the Corporation to that firm during the period he serves as a director.

     During 1997, the Corporation and its subsidiaries engaged the investment banking firm of Lazard Freres & Co. LLC for advisory services. Mr. Rosenfeld, a director of the Corporation, was a Managing Director of Lazard Freres during 1997. The Corporation may engage Lazard Freres or its affiliates for similar services during 1998.

     During 1997, Mr. Andrews was indebted to Case Credit Corporation, a subsidiary of the Corporation, as a result of seven loans for the financing of various pieces of agricultural equipment purchased from an independent dealer in 1993, 1995, 1996 and 1997 for use in his farming business. The loans bear annual rates of interest between 3.9% and 8.9%, with varying terms of up to 60 months and maturity dates from August 12, 1998 to January 1, 2001. The highest aggregate amount of indebtedness outstanding under these loans since the beginning of 1997 until the time of Mr. Andrews' retirement was $240,915. As of March 31, 1998, $181,171 was outstanding under these loans. In addition, Mr. Andrews' farm used prototype agricultural equipment of the Corporation for test purposes during 1997.

     All such transactions discussed above involving Messrs. Tetzlaff, Rosenfeld and Andrews were in the ordinary course of business.

                ------------------------------------------------
                         STOCK PRICE PERFORMANCE GRAPH

     The following performance graph compares changes, for the periods indicated, in the Cumulative Total Return on an investment in Common Stock with
(i) the Standard & Poor's 500 Stock Index (the "S&P 500") and (ii) the Standard & Poor's Machinery (Diversified) Stock Index (the "Peer Group").

     The comparison reflects the investment of $100 on June 30, 1994, and the reinvestment of dividends, in each of Common Stock, the S&P 500 and the Peer Group. "Cumulative Total Return" on a share of Common Stock, the S&P 500 and the Peer Group is measured by dividing (a) the sum of (i) the cumulative amount of dividends for the period of June 30, 1994 through December 31, 1997 (assuming the reinvestment of dividends over such period), and (ii) the difference between the price of a share of Common Stock, the S&P 500 and the Peer Group, respectively, at June 30, 1994, and each fiscal-year-end date through December 31, 1997, by (b) the price of a share of Common Stock, the S&P 500 and the Peer Group, respectively, at June 30, 1994.

                                                             S&P
                 Measurement Period                       Machinery
                (Fiscal Year Covered)                       Index            S&P 500             Case
6/30/94                                                    100.00            100.00            100.00
12/30/94                                                   103.00            105.00            114.00
12/29/95                                                   127.00            144.00            245.00
12/31/96                                                   158.00            177.00            293.00
12/31/97                                                   202.00            236.00            326.00

     The stock price performance shown on this graph is not necessarily indicative of the future stock price performance of Common Stock.

           ---------------------------------------------------------
                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In July 1995, the Corporation extended to Mr. Lamb, the President and Chief Operating Officer of the Corporation, an interest-free loan of $150,000 for the purchase of his residence upon returning to the United States from an overseas assignment. The loan is payable in ten equal installments, beginning on December 31, 1995, and ending on December 31, 2004. The amount presently outstanding under this loan is $105,000. In March 1996, the Corporation extended to Mr. French, the President, Financial Services, and Chief Financial Officer of the Corporation, a $150,000 credit facility on the same terms for the purchase of a residence. The amount presently outstanding under this facility is $120,000.

     Mr. Brennan, the General Counsel and Secretary of the Corporation, is also a partner of Mayer, Brown & Platt, and is compensated under an arrangement whereby any salary and bonus paid by the Corporation is paid to him by the Corporation through that law firm. The compensation for Mr. Brennan reflected in the Summary Compensation Table represents the amount paid by the Corporation to Mayer, Brown & Platt in

1997 for Mr. Brennan's services. The Corporation and its subsidiaries engaged Mayer, Brown & Platt for legal services during 1997, and the Corporation and its subsidiaries intend to retain such firm for similar services during 1998. In 1997, the amount paid or accrued by the Corporation to Mayer, Brown & Platt was approximately $3.5 million for legal fees and expenses, not including the compensation paid to Mr. Brennan reflected in the Summary Compensation Table. Pursuant to an agreement with the Corporation, Mr. Brennan will not receive from Mayer, Brown & Platt any part of the fees paid by the Corporation to that firm during the period he serves as General Counsel and Secretary.

--------------------------------------------------------------------------------
           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Corporation to examine its consolidated financial statements for the year 1998 and has determined that it would be desirable to request that the stockholders approve such appointment.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     In the event that the appointment of Arthur Andersen LLP is not approved, then the Audit Committee and the Board of Directors will consider such a vote as advice to select other independent accountants for 1999, rather than 1998, because of the difficulty and expense involved in changing independent accountants on short notice.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
    THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

                          ---------------------------
                                 OTHER MATTERS

VOTING OF SHARES

     The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the proxies named in the Proxy to vote all Proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters pursuant to discretionary authority granted in the Proxy.

     Proxies will be voted on the proposals referred to thereon, and presented at the Annual Meeting, in accordance with the stockholder's specifications marked thereon. Stockholders are encouraged to specify their choices on matters to be voted upon. If no specification is made with respect to any such proposal, a Proxy will be voted as to such proposal in accordance with the recommendation of the Board of Directors set forth above in this Proxy Statement. A Proxy may be revoked at any time before it is voted at the meeting by voting in person or by delivering a later dated proxy or a written notice of revocation to the Secretary of the Corporation so as to be received by the Secretary prior to the vote.

     The Corporation's By-Laws require that a majority of the shares entitled to vote at the Annual Meeting of Stockholders be present, in person or by Proxy, to establish a quorum. Shares abstaining with regard to a matter to be presented to the stockholders constitute part of the quorum present with respect to such matter; however, shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the election of directors since directors are elected by a plurality of the votes cast. However, approval of the appointment of the Corporation's independent public accountants will require the affirmative vote of the holders of shares of Common Stock representing more than 50% of the voting power of shares represented at the meeting in person or by Proxy and entitled to vote on the matter. As a result shares which abstain from voting will count as votes against such appointment and broker non-votes will have no effect on the outcome.

PROXY SOLICITATION EXPENSE

     The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and the Corporation expects to reimburse such parties for their charges and expenses. Georgeson & Co. Inc., New York, New York, has been retained to assist the Corporation in the solicitation of proxies at a fee estimated not to exceed $7,000.

STOCKHOLDER PROPOSALS

     Stockholder proposals must be received by the Corporation by December 18, 1998 and must otherwise comply with the rules of the SEC to be included in the Corporation's Proxy Statement and form of proxy for the Corporation's 1999 Annual Meeting of Stockholders.

     Stockholder proposals not included in the Proxy Statement must comply with the advance notice procedure set forth in the Corporation's By-Laws to be properly considered at an annual meeting of stockholders. This procedure requires that such proposals be submitted in writing to the Secretary of the Corporation, together with other related information required by the Corporation's By-Laws, not less than 50 days nor more than 75 days prior to the date of such annual meeting of stockholders; provided, however, that in the event that less than 65 days' notice or public disclosure of the date of the annual meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the close of business on the 15th day after the day on which such notice or public disclosure was given or made.

                                            By order of the Board of Directors

                                                    RICHARD S. BRENNAN
                                                         Secretary

Racine, Wisconsin
April 17, 1998

                            NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                  MAY 13, 1998

                                CASE CORPORATION
                   700 STATE STREET, RACINE, WISCONSIN 53404

                                   CASE LOGO

                       (LOGO)  PRINTED ON RECYCLED PAPER

CASE CORPORATION

1998 ANNUAL MEETING OF STOCKHOLDERS
PROXY/VOTING INSTRUCTION CARD                                  [CASE LOGO]

The undersigned hereby appoints Jean-Pierre Rosso, Richard S. Brennan, and Kevin J. Hallagan, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Case Corporation held of record by the undersigned at the close of business on March 23, 1998 and entitled to vote at the Annual Meeting of Stockholders of Case Corporation to be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin at 9:00 a.m., Racine time, on May 13, 1998, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.


                              Director Nominees:


    Pei-yuan Chia             Thomas R. Hodgson         Jean-Pierre Rosso
    Ronald E. Goldsberry      Katherine M. Hudson       Theodore R. Tetzlaff
    Jeffery T. Grade          Gerald Rosenfeld          Thomas N. Urban


This card also constitutes directions to the Trustee of the Case Corporation Retirement Savings Plan by participants in such plan.


                                                             [See Reverse Side]

--------------------------------------------------------------------------------
                          -  FOLD AND DETACH HERE -

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.
        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. WHEN PROPERLY
EXECUTED, IT WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN,
THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES AND FOR
PROPOSAL 2.

                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES AND FOR PROPOSAL 2.

                    FOR     WITHHELD                              FOR    AGAINST     ABSTAIN
1. ELECTION OF      [ ]       [ ]      2. APPROVAL OF ARTHUR      [ ]      [  ]       [  ]    3. IN THE DISCRECTION OF THE PROXIES
   DIRECTORS                              ANDERSEN LLP AS                                        NAMED HEREIN, THE PROXIES
   (SEE REVERSE)                          INDEPENDENT PUBLIC                                     ARE AUTHORIZED TO VOTE UPON OTHER
                                          ACCOUNTANTS                                            MATTERS AS MAY PROPERLY COME
                                                                                                 BEFORE THE MEETING.
FOR all nominees except:


----------------------------


                                                                                   The signer hereby revokes all Proxies heretofore
                                                                                   given by the signer to vote at said meeting or
                                                                                   any adjournments thereof.

                                                                                   NOTE:  PLEASE SIGN EXACTLY AS NAME APPEARS
                                                                                          HEREON. JOINT OWNERS SHOULD EACH SIGN.
                                                                                          WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                                                                          ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                                                                          GIVE FULL TITLE AS SUCH.



                                                                                   -------------------------------------------------


                                                                                   -------------------------------------------------
                                                                                   SIGNATURE                            DATE



                           - FOLD AND DETACH HERE -

[CASE LOGO]                                                 THIS IS YOUR PROXY.
                                                        YOUR VOTE IS IMPORTANT.


                        FOR ASSISTANCE IN THESE AREAS:


- DIVIDEND CHECKS - ADDRESS CHANGES - LEGAL TRANSFERS
- CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE STOCKHOLDER MAILINGS GOING TO ONE ADDRESS.(Dividend checks, annual reports and proxy materials would continue to be mailed to each stockholder.)


          JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                       (800) 519-3111 OR (201) 324-1225
                                 OR WRITE TO:
                   FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                 P.O. BOX 2500
                      JERSEY CITY, NEW JERSEY 07303-2500